UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 23, 2015

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On March 23, 2014, Kennedy-Wilson Holdings, Inc. (the “Company”) provided the following updated information with respect to certain activities after December 31, 2014.

Acquisition Activity

Subsequent to December 31, 2014, the Company and its equity partners, including Kennedy Wilson Europe Real Estate plc (“KWE), acquired approximately $863.2 million of real estate-related investments, which include 163 commercial properties totaling 2.9 million square feet and one eight-loan portfolio in the United Kingdom purchased and held directly by KWE as well as three commercial properties in the Western United States totaling 0.4 million square feet and one multifamily property in the Western United States comprising 144 units. The Company’s equity investment in these transactions (excluding KWE) was approximately $10.0 million. In addition, the Company purchased 1,075,000 shares of KWE for a total purchase price of approximately £11.8 million (approximately $18.0 million).

Pipeline

As of March 23, 2015, the Company is under separate contracts to purchase 31 multifamily properties and two residential developments in the Western United States and 17 commercial properties in the United Kingdom through KWE at an aggregate purchase price of approximately $648.4 million. The Company anticipates financing these acquisitions with a combination of debt financing, balance sheet cash and partner equity. With respect to 48 of these assets with an aggregate purchase price of approximately $621.7 million, the Company has non-refundable deposits of approximately $13.1 million held in escrow. The amount of the Company’s equity investment in these acquisitions has not yet been determined, but the Company currently expects its aggregate equity investment in these acquisitions to be between $95 million to $110 million. There can be no assurance that the Company will complete the potential acquisitions under contract.

Dividends

On February 25, 2015, the Company announced that it will pay a dividend of $0.12 per share of common stock on April 8, 2015. The dividend will be paid to common stockholders of record as of March 31, 2015.

Other

Subsequent to December 31, 2014, the Company drew $25.0 million on its unsecured revolving credit facility. As of March 23, 2015, the Company had $150.0 million of outstanding indebtedness under its unsecured revolving credit facility, as well as $0.3 million of accrued and unpaid interest.

The Company is currently considering various strategic options with respect to its investments in Japan (approximately 2,400 multifamily units), including asset and entity-level sales, equity recapitalizations, refinancing the Company’s current property-level debt and/or entering into joint ventures with existing or new equity partners. There can be no assurance that the Company will complete any of these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kennedy-Wilson Holdings, Inc.

Date: March 23, 2015

	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer